Free Writing Prospectus (To the prospectus dated April 4, 2011, as supplemented by the preliminary prospectus supplement dated June 11, 2012)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 June 13, 2012

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ZIONS BANCORPORATION

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Zions Bancorporation Senior Note / 4 Year Corporates

4.00% 06/20/16 Sr Unsecured | S&P: BBB- | Fitch: BBB- | DBRS: BBB(low) | CUSIP: 989701BC0

Notice: The auction has been extended until 6/13/2012 3:05:27 PM EDT.

Auction Status:	CLOSED
Auction Start:	6/12/2012 3:00 PM EDT
Auction End:	6/13/2012 3:05 PM EDT
Last Update:	6/13/2012 3:06:37 PM EDT

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	4.000%
Maturity Date:	6/20/2016

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 4.693% Final Market-Clearing Price: 97.500000

Bidder	Units	Price ▼	Yield	Timestamp	Awarded	Amount Due
#31287	11	102.000000	3.460%	6/12/2012 3:01:07 PM	11 units	$ 10,725.00
#31290	60	102.000000	3.460%	6/12/2012 3:02:15 PM	60 units	$ 58,500.00
#31286	50	102.000000	3.460%	6/12/2012 3:02:33 PM	50 units	$ 48,750.00
#31293	30	102.000000	3.460%	6/12/2012 3:03:13 PM	30 units	$ 29,250.00
#31288	110	102.000000	3.460%	6/12/2012 3:03:55 PM	110 units	$ 107,250.00
#31297	10	102.000000	3.460%	6/12/2012 3:04:07 PM	10 units	$ 9,750.00
#31243	5	102.000000	3.460%	6/12/2012 3:04:36 PM	5 units	$ 4,875.00
#31301	20	102.000000	3.460%	6/12/2012 3:04:54 PM	20 units	$ 19,500.00
#31292	200	102.000000	3.460%	6/12/2012 3:05:26 PM	200 units	$ 195,000.00
#31295	15	102.000000	3.460%	6/12/2012 3:06:36 PM	15 units	$ 14,625.00
#31329	12	102.000000	3.460%	6/12/2012 3:08:18 PM	12 units	$ 11,700.00
#31299	20	102.000000	3.460%	6/12/2012 3:08:29 PM	20 units	$ 19,500.00
#31331	200	102.000000	3.460%	6/12/2012 3:09:11 PM	200 units	$ 195,000.00
#31333	18	102.000000	3.460%	6/12/2012 3:10:03 PM	18 units	$ 17,550.00
#31303	15	102.000000	3.460%	6/12/2012 3:10:09 PM	15 units	$ 14,625.00
#31335	11	102.000000	3.460%	6/12/2012 3:10:52 PM	11 units	$ 10,725.00
#31337	3	102.000000	3.460%	6/12/2012 3:11:40 PM	3 units	$ 2,925.00
#31339	150	102.000000	3.460%	6/12/2012 3:12:27 PM	150 units	$ 146,250.00

#31350	10	102.000000	3.460%	6/12/2012 3:15:00 PM	10 units	$ 9,750.00
#31328	20	102.000000	3.460%	6/12/2012 3:15:02 PM	20 units	$ 19,500.00
#31330	2	102.000000	3.460%	6/12/2012 3:16:53 PM	2 units	$ 1,950.00
#31332	7	102.000000	3.460%	6/12/2012 3:18:22 PM	7 units	$ 6,825.00
#31334	10	102.000000	3.460%	6/12/2012 3:20:12 PM	10 units	$ 9,750.00
#31336	5	102.000000	3.460%	6/12/2012 3:21:32 PM	5 units	$ 4,875.00
#31338	5	102.000000	3.460%	6/12/2012 3:22:58 PM	5 units	$ 4,875.00
#31342	50	102.000000	3.460%	6/12/2012 3:25:10 PM	50 units	$ 48,750.00
#31349	250	102.000000	3.460%	6/12/2012 3:31:45 PM	250 units	$ 243,750.00
#31351	2,000	102.000000	3.460%	6/12/2012 3:34:42 PM	2,000 units	$ 1,950,000.00
#22884	20	102.000000	3.460%	6/12/2012 5:40:26 PM	20 units	$ 19,500.00
#29092	10	102.000000	3.460%	6/13/2012 9:19:27 AM	10 units	$ 9,750.00
#31409	600	102.000000	3.460%	6/13/2012 11:55:01 AM	600 units	$ 585,000.00
#31412	10	102.000000	3.460%	6/13/2012 1:26:01 PM	10 units	$ 9,750.00
#31414	50	102.000000	3.460%	6/13/2012 2:14:17 PM	50 units	$ 48,750.00
#30981	500	102.000000	3.460%	6/13/2012 3:02:08 PM	500 units	$ 487,500.00
#6290	3	101.888698	3.490%	6/12/2012 8:55:41 PM	3 units	$ 2,925.00
#13950	3	101.888698	3.490%	6/12/2012 8:59:40 PM	3 units	$ 2,925.00
#25508	110	101.851263	3.500%	6/12/2012 3:11:24 PM	110 units	$ 107,250.00
#31305	40	101.000000	3.729%	6/12/2012 3:05:46 PM	40 units	$ 39,000.00
#31312	7	101.000000	3.729%	6/12/2012 3:06:36 PM	7 units	$ 6,825.00
#31323	40	101.000000	3.729%	6/12/2012 3:07:29 PM	40 units	$ 39,000.00
#31307	30	101.000000	3.729%	6/12/2012 3:11:53 PM	30 units	$ 29,250.00
#31314	25	101.000000	3.729%	6/12/2012 3:13:21 PM	25 units	$ 24,375.00
#31366	50	101.000000	3.729%	6/12/2012 3:16:27 PM	50 units	$ 48,750.00
#31368	50	101.000000	3.729%	6/12/2012 3:18:35 PM	50 units	$ 48,750.00
#31367	50	101.000000	3.729%	6/12/2012 3:37:11 PM	50 units	$ 48,750.00
#31369	50	101.000000	3.729%	6/12/2012 3:38:29 PM	50 units	$ 48,750.00
#31376	10	101.000000	3.729%	6/12/2012 3:50:45 PM	10 units	$ 9,750.00
#31419	50	101.000000	3.729%	6/13/2012 2:40:29 PM	50 units	$ 48,750.00
#31391	245	100.735716	3.800%	6/12/2012 9:10:27 PM	245 units	$ 238,875.00
#31348	25	100.403858	3.890%	6/12/2012 3:14:03 PM	25 units	$ 24,375.00
				Auction Totals:	**158,448 units**	**$ 154,486,800.00**

Page 1 of 5 Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated June 11, 2012 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or by email at prospectus.CPDG@db.com. *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It’s weekly and it’s free! Email Address Investment Products: Not FDIC Insured No Bank Guarantee May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Our Affiliates: OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.